Exhibit 10.9 Consulting Agreement between Skye and Gregg C. Johnson

PERSONAL SERVICES CONSULTING AGREEMENT

THIS AGREEMENT made effective as of the 1st day of August 2005.

BETWEEN:

TANKLESS SYSTEMS WORLDWIDE, INC., a body corporate duly incorporated pursuant to the laws of the State of Nevada, with principal offices in the City of Scottsdale, in the State of Arizona, together with all of its wholly owned subsidiaries from time to time operating (hereinafter, collectively referred to as the “Corporation”).

- and -

GREGG C JOHNSON., an individual currently residing in the City of Peoria, AZ (the “Executive”).

RECITALS

WHEREAS, the Corporation is engaged in the business of designing, manufacturing and marketing a line of tankless water heaters, as well as a suite of household and commercial health and wellness related appliances and other devices;

AND, WHEREAS, the Corporation wishes to contract for the services of the Executive to serve as the an Officer of the Corporation, and the Executive wishes to be contracted by the Corporation as an Officer;

AND WHEREAS, the Corporation has caused to be issued Seven Hundred & Fifty Thousand restricted common shares of the Corporation to the Executive in consideration for the Executive agreeing to join the Corporation and to act in the capacity as its consultant and Officer;

AND WHEREAS, the Executive has agreed that such shares shall not be eligible for sale, transfer, hypothecation or other disposition except otherwise as in accordance with Schedule “B” attached hereto;

NOW, THEREFORE, THIS AGREEMENT WITNESSETH, that inconsideration of the premises and covenants and agreements hereinafter contained it is agreed by and between the parties as follows:

ARTICLE 1 - CONTRACT

1.1 The Executive will, during the Term (as defined below) or any renewals thereof, perform all of the Duties (as defined below) as the Corporation by action of its Board of Directors shall, from time to time, reasonably assign to the Executive. The Corporation and Executive further agree that any prior employment and/or consulting agreements entered into between the parties are hereby terminated effective the date of this Agreement.

ARTICLE 2- TERM

2.1 Subject to the prior termination of this Agreement as provided herein, the contracting of the Executive by the Corporation shall commence on August 1, 2004, and end on July 31, 2007 (the “Term’).

2.2 Subject to the prior termination of this Agreement as herein provided, upon the expiration of the Term, the Corporation may extend the contract period of the Executive for such period or periods and under such conditions as mutually agreed to by the parties; provided that, any such agreement to extend the contract shall only be binding if made in writing and signed by the parties hereto. For greater certainty, it is understood that Term shall refer to the original term of this Agreement as defined in Article 2.1 herein and to any renewal thereof.

ARTICLE 3 - DUTIES

3.1 The Executive shall, during the Term of this Agreement, perform all of the duties and responsibilities (the “Duties’) as the Corporation shall from time to time reasonably assign to the Executive and, without limiting the generality of the foregoing, the Duties shall include those duties set forth in Schedule “A” attached hereto, as from time to time reasonably amended by the Board of Directors of the Corporation. During the Term of this Agreement, the Executive shall devote the majority of the Executive’s time and attention to the Duties, and shall do all in the Executives power to promote, develop and extend the business of the Corporation and its subsidiaries and related corporations.

3.2 The Executive shall truly and faithfully account for and deliver to the Corporation all money, securities and things of value belonging to the Corporation which the Executive may from time to time receive for, from or on account of the Corporation.

ARTICLE 4- REMUNERATION

4.1 Subject to Article 4.5 below, the gross annual cash compensation of the Executive shall be the greater of (i) One Hundred Twenty Thousand ($120,000) US Dollars, or (ii) an amount equal to one per cent (1.0%) of the gross sales (the ‘Revenue Share”) actually achieved by the Corporation during each fiscal year (hereinafter, the “Compensation”). Such Compensation shall be calculated by multiplying the Corporation’s actual revenue figure achieved in the month by 0.01. For greater certainty, should such calculation result in an amount of less than Ten Thousand ($10,000) US Dollars being paid to the Executive in any monthly period, the Executive shall be entitled to receive the full amount of Ten Thousand ($10,000) US Dollars. All Compensation payable hereunder shall be payable on a monthly basis with a mid-month advance of Five Thousand ($5,000) US Dollars payable on the 15th of the month with the balance payable on the 5th of the succeeding month. For greater certainty, the Executive acknowledges and confirms that such Compensation methodology is inclusive of any annual bonus or other customary emoluments, perquisites or payments other than those specifically granted under the terms of this Agreement

4.2 Alternate Payment: The Executive agrees that up to 1/2 of such Compensation payable in accordance with Article 4.1 above may, at the discretion of the Board of Directors, be paid in the form of freely-tradable securities of the Corporation representing a value at the time of payment equal to at least the value of such unpaid (cash) Compensation (“Stock Based Payment”). For greater certainty, any securities issued to the Executive in connection with the Stock Based Payment shall be freely-tradable, and shall be priced at the lowest closing bid price of the Corporation’s securities over the ten (10) trading days prior to the issuance of securities under such Stock Based Payment mechanism.

4.2 The Executive shall also be entitled to participate, only if such plans exist, in the Corporation’s group benefit plan, medical and family medical plan, stock savings plan, and disability insurance plan. It is understood that all costs associated with such plans will be borne by the Corporation.

4.3  The Executive will be reimbursed for reasonable business expenses, within such policy guidelines as may be established from time to time, by the Corporation’s Board of Directors, provided that such business expenses are incurred in the ordinary course of performing the Duties.

4.4  During the Term hereof the Corporation shall provide the Executive with reimbursement of vehicle operating and insurance costs as approved by the Board of Directors from time to time. For greater certainty the Executive shall NOT be entitled to any other automobile allowance

4.5  The Executive shall NOT be entitled to participate in annual grants of stock options in accordance with the Corporation’s Stock Option Plan.

ARTICLE 5-BENEFITS AND HOLIDAYS

5.1  The Executive shall be entitled to four (4) weeks paid holidays during each year of the Term. Holidays must be taken at times that are satisfactory to the Corporation, acting reasonably, and must be taken within the year to which the holiday relates and holidays not taken shall be deemed to have been taken and no other compensation shall be payable by the Corporation. For greater clarity it is understood that for the purpose of determining the number of holidays for which the Executive is entitled, each year of the Term will commence on January 1st and end on December 31st.

ARTICLE 6-CONFIDENTIALITY

6.1 The Executive shall not, either during the continuance of the Executive’s contract hereunder or at any time after termination of the Executive as consultant to the Corporation, for any reason whatsoever (except in the proper course of carrying out the Duties, or otherwise required by law), divulge to any person whomsoever, and shall use the Executive’s best endeavors to prevent the publication or disclosure of:

6.1.1
Any confidential information concerning the business or finances of the Corporation or any other corporation, person or entity for which he is directed to perform services hereunder or of any of their dealings, transactions or affairs, including, without limitation, personal and family matters which may come to the Executive’s knowledge during or in the course of the Executive’s contract: or

6.1.2
Any trade secrets, know-how, inventions, technology, designs, methods, formula, processes, copyrights, trade marks, trade mark applications, patents, patent applications or any other proprietary information and/or data of the Corporation (herein collectively called “Intellectual Property”).

ARTICLE 7 - INVENTIONS AND PATENTS

7.1 If the Executive contributes to any invention whether patentable, patented, or not (an “Invention”), any intellectual property, or any improvement or modification to any Invention or intellectual property then the Executive’s contribution thereto and the Invention, intellectual property or improvement thereof shall, without the payment of any additional compensation in any form whatsoever, become the exclusive property of the Corporation. The Executive shall execute any and all agreements, assurances or assignments that the Corporation may require and the Executive shall fully cooperate with the Corporation in the filing and prosecution of any patent applications. The Executive hereby reiterates and confirms the application of this Article to all such Inventions, intellectual property and improvements that have been made during the tenancy of that certain consulting position with the Corporation’s subsidiaries.

ARTICLE 8- RESTRICTIVE COVENANT

8.1 The Executive will not at any time during the Term, or during any renewal thereof, and for a period of two (2) years following the expiration or termination of the Executive’s contract for whatever cause, compete in the United States, directly or indirectly, with any of the businesses carried on by the Corporation, its subsidiaries or affiliates:

8.1.1	As a principal, partner employee;

8.1.2	As an officer, director or similar official of any incorporated or unincorporated entity engaged in any such competing business (the “Other Entity”);

8.1.3	As a consultant or advisor to any Other Entity;

8.1.4	As a holder of shares or debt instrument of any kind of any Other Entity;

8.1.5
In any relationship described in subsections 81.1 through 8.1.4 of this section with any incorporated or unincorporated entity which provides services for or necessarily incidental to the business of an Other Entity:

without the prior express written consent of the Corporation, which consent may be withheld by the Corporation for any reason or for no reason.

8.2 Notwithstanding the provisions of Article 8.3 below, the Executive acknowledges and agrees that the time frames for which the aforesaid covenant shall apply have been considered by the Executive who has taken independent legal advice with respect thereto and the restraint and restriction of and on the future activities of the Executive are reasonable in the circumstances.

8.3 The parties agree that if the time frames set out in this Article are found to unenforceable by a court of competent jurisdiction, the time frames will be amended to the time frames as established by a court of competent jurisdiction.

3.4 The Executive acknowledges that any breach of Articles 6, 7 & 8 will cause irreparable harm to the Corporation, for which the Corporation cannot be compensated by damages. The Executive agrees that in the event of a breach of the covenant contained in Articles 6, 7, & 8, the Corporation shall not be restricted to seeking damages only, but shall be entitled to injunctive and other equitable relief.

ARTICLE 9- TERMINATION OF CONTRACT

9.1 The Corporation may terminate this Agreement at any time for cause. The term “for cause” shall include any one or more of the following:

9.1.1	A significant and continuing breach or failure or a continual breaching or failing to observe any of the provisions herein;

9.1.2	An act of dishonesty fundamentally detrimental to the well-being of the Corporation;

9.1.3	Any act of gross negligence relating to completing the Duties;

9.1.4
The commission of a felony offence for which the Executive is convicted, which significantly impairs the Executive’s ability to perform the Duties and responsibilities hereunder or which materially adversely affects the reputation enjoyed by the Corporation; or

9.1.5
The failure to comply with reasonable instructions, orders and directions of the Board of Directors of the Corporation in so far as such instructions, orders and directions are not inconsistent with the Duties, or are, in the reasonable opinion of the Executive:

9.1.5.1	In any way demeaning or likely to result in diminution of the value of the Executives services in the future.

9.1.5.2	Likely to result in the conduct of an illegal act.

9.1.5.3	Inconsistent with any court order or other governmental order or directive.

9.1.5.4	Inconsistent with any shareholders’ resolution passed at any duly convened meeting of shareholders.

9.1.6
In the event Executive shall be denied entry into the United States by the Immigration authorities of the United States and such inability to be physically present in the offices of the Corporation in Chandler, Arizona shall exist for a period of thirty (30) days or more.

provided that, with respect to each 9.1.1 through 9.1.5 (but not 9.1.6) above, the Executive shall be given written notification of any such alleged breach and provided a reasonable opportunity to respond thereto. For greater certainty, the Corporation shall not be entitled to utilize any such provision to terminate this Agreement in respect of any action by the Executive that was: (i) specifically required to be performed by direction of the board, directly or indirectly (ii) the dissemination of information required to be reported in the normal course with the Securities and Exchange Commission or any other competent governmental entity having jurisdiction over the Executive or the Corporation, or (iii) honestly and faithfully performed by the Executive for the benefit of the Corporation.

9.2 In the event that the Executive becomes physically or mentally disabled and is unable to perform the Duties for a period of twelve (12) months, as confirmed by a doctor’s certificate, the Corporation shall be entitled to terminate this Agreement without further compensation upon sixty (60) days written notice to the Executive. In the case of the death of the Executive, all obligations of the Corporation under this Agreement shall cease immediately; provided that, this provision shall not affect any right, benefit or entitlement accruing to the Executive and/or his estate under any of the Corporation’s benefit plans or stock option agreements which arise as a result of the Executive’s prior performance hereunder or his death.

9.3 The Executive may terminate this Agreement, and the contract created herein, by giving at least Ninety (90) days prior written notice of such intention to the Corporation. After the expiry of such notice, all obligations, except for the obligations of the Executive under Articles 6, 7 and 8 hereof, which shall continue as provided in those Articles, of the Corporation and the Executive under this Agreement shall cease.

ARTICLE 10-OTHER AGREEMENTS IN RESPECT OF TERMINATION

10.1 In the event of the termination of this Agreement for cause or otherwise howsoever:

10.1.1
The Executive shall resign as a director and/or officer of the Corporation or any subsidiary or related corporation and the Executive hereby appoints the Corporation as its attorney in fact for the purpose of executing any and all such documents to give effect to the foregoing; and

10.1.2
The Executive hereby authorizes the Corporation and any subsidiary or related corporation to set off against and deduct from any and all amounts owing to the Executive by way of salary, allowances, accrued leave, long service leave, reimbursements or any other emoluments or benefits owing to the Executive by the Corporation and any subsidiary or related corporation, any reasonable amounts owed by the Executive to the Corporation or any subsidiary or related corporation.

10.2 Notwithstanding any termination of this Agreement for any reason whatsoever, whether with or without cause, all of the provisions of Articles 6, 7 and 8 and any other provisions of this Agreement necessary to give efficacy and effect thereto shall continue in full force and effect following the termination of this Agreement.

ARTICLE 11 - GENERAL

11.1 This Agreement, and the Schedules attached hereto, constitute the entire agreement between the parties hereto and cancels, supersedes and replaces all previous written, verbal or implied terms, conditions and representations relating to the Executive’s contract.

11.2 The failure of either party at any time to require strict performance by the other party of any provision hereof shall in no way affect the full right to require such performance at any time thereafter. Neither shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or as a waiver of the provision itself.

11.3 Each article, paragraph, clause, sub-clause and provision of this Agreement shall be severable from each other and if for any reason any article, paragraph, clause, sub-clause or provision is invalid or unenforceable, such invalidity or unenforceability shall not prejudice or in any way affect the validity or enforceability of any other article, paragraph, clause, sub-clause or provision. This Agreement and each article, paragraph, clause, sub-clause and provision hereof shall be read and construed so as to give thereto the full effect thereof subject only to any contrary provision of the law to the extent that where this Agreement or any article, paragraph, clause, sub- clause or provision hereof would but for the provisions of this paragraph have been read and construed as being void or ineffective, it shall nevertheless be a valid agreement, article, paragraph, clause, sub-clause or provision as the case may be to the full extent to which it is not contrary to any provision of the law.

11.4 The parties hereto submit to the exclusive jurisdiction of the Courts of the State of Arizona in respect of any matter or thing arising out of this Agreement or pursuant thereto.

11.5 All notices to be given by either party hereto shall be delivered or sent by telegram, facsimile or cable to the following address or such other address as may be notified by either party:

11.5.1 If to the Corporation to:

Tankless Systems Worldwide, Inc.
7650 E. Evans Rd. Suite C
Scottsdale, AZ 85260   Attention: Secretary

11.5.2 If to the Executive to:

Gregg C. Johnson
9630 W. Rimrock Dr.
Peoria, AZ 85382

11.6 This Agreement shall ensure to the benefit of and be binding upon the parties hereto, their heirs, administrators, successors and legal representatives. This Agreement may be assigned by the Corporation but may not be assigned by the Executive.

IN WITNESS WHEREOF, the parties have duly executed this Agreement.

TANKLESS SYSTEMS WORLDWIDE, INC. Per: /s/ Thomas Kreitzer

SIGNED, SEALED AND DELIVERED in the Presence of:	) ) ) ) ) ) ) ) ) )	/s/ Gregg C. Johnson Gregg C. Johnson
Witness

Schedule A

Duties
(as taken from the SKYE Organizational Manual)

Title:	To Be Determined

Reports to:	President and Chief Executive Officer or such other Officer as the Board of Directors shall determine

Direct Reports:	To Be Determined

Liaison:	Chairman of Board Chairman of all Board Committees

Job Description:	As Determined by the Board of Directors

Review & Comp	Corporate Governance Committee

Accountability:	Board of Directors, President and CE)

This position is as a member of the Executive Management Team and is the final responsible party for all business day-to-day planning and operations of the company.

The specific duties include, but are not limited to:

1.
Together with the Executive Management Team, directs overall business and organizational policies; develops, recommends and implements through subordinates; recommends annual and long-term company policies and goals to Board of Directors.

2.	Responsible for overall company financial, organizational and operational planning activities and growth.

3.	Member of the Management Team, responsible for approving budgetary and operational objectives, overseeing and reporting progress to the Board of Directors.

4.	Monitoring performance relative to established objectives and systematically monitor and evaluate operating results.

5.	Presents, together with the CFO, Balance sheet, operating and capital expenditure budgets to Board of Directors for approval.

6.	Formulates the Corporation’s near term and long-range strategic plans and submits them to the Board of Directors for approval.

7.	Directs executives in matters concerning the development, production, promotion and sales of the Corporation’s products.

8.	Promoting positive relations with customers, suppliers and the general public.

9.	Directs the establishment of fair and appropriate policies for human resource management.

10.	Responsible for the overall strategic management of the Corporation.

11.	Responsible for the daily affairs of the Corporation.

12.	Responsible for ensuring operational compliance with policies and procedures adopted by the Board of Directors.

13.	Primary responsible party for ensuring systemic adherence to Compliance and Ethics mandate.

13.	Together with Board members and the CFO is responsible for all capital fundraising requirements of the company.

14.	Directs, oversees and manages all external contacts with parties involved with funding the capital requirements of the company.

15.	Responsible for making all public representations in connection with investor relations activities.

16.	Together with the Chairman is responsible for all presentations of material to the public.

17.	Any other duty reasonably assigned by the Board of Directors

Schedule B

Resale Restrictions

The Executive confirms and acknowledges that there are resale restrictions in respect of those Seven Hundred & Fifty Thousand (750,000) common shares of the Corporation (the “Shares”) issued to the Executive in connection with his consultancy to the Corporation and by operation of this Agreement. The resale restrictions imposed under this Agreement and this Schedule are in addition to any other resale restriction that may be applicable by operation of state or federal securities laws.

The Shares shall be subject to a contractual restriction prohibiting the sale, transfer, hypothecation, pledge or other disposition until such shares are eligible for release from this contractual restriction in accordance with the Schedule set forth below.

The Executive shall be entitled to the release of this contractual resale restriction in respect of the Shares by the passing of time and/or active engagement with the Corporation as a consultant or officer thereof. Specifically, the resale restrictions imposed by this Schedule shall be removed in accordance with the following release schedule:

(A) While employed by or consulting to the Corporation:

1. On September 1, 2004  250,000 shares

2. On September 1, 2005  250,000 shares

3. On September 1, 2006  250,000 shares

(B) Otherwise:

1.	One Hundred Thousand (100,000) shares for each year from and after September 1, 2004.

For greater certainty, the Executive shall not be entitled to combine the release criteria above so as to result in the accelerated release of such Shares beyond the maximum release schedule specified in category “A” above.